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                                                                     EXHIBIT 4.7

                  SECOND AMENDMENT TO TRUST AGREEMENT BETWEEN
                     FIDELITY MANAGEMENT TRUST COMPANY AND
                            THE WALT DISNEY COMPANY


     THIS SECOND AMENDMENT, dated as of the first day of November, 1995, by and between Fidelity Management Trust Company (the "Trustee") and The Walt Disney Company ("Disney);

                                  WITNESSETH;

     WHEREAS, the Trustee and Disney heretofore entered into a Trust Agreement dated July 1, 1992, with regard to the Disney Salaried Savings and Investment Plan (the "Plan"); and

     WHEREAS, the Trustee and Disney now desire to amend said trust agreement as provided for in Section 10.12 thereof;

     NOW THEREFORE, in consideration of the above premises the Trustee and Disney hereby amend the trust agreement by:

     (1) Deleting the last sentence in Section 4.08(a)(ii) and substituting therefore the following:

With respect to the shares of Company Stock credited to a participant's accounts for which it has received no directions from the participant, the Trustee shall vote such shares in accordance with directions received from a fiduciary independent of the Trustee and Disney. The Investment Committee shall appoint such independent fiduciary to exercise such authority. The instructions of the independent fiduciary shall be held in confidence by the Trustee and shall not be divulged to Disney, or any officer or employee thereof, or any person.

     (2) Deleting the last two sentences in Section 4.08(a)(iii) and substituting therefore the following:

(iii) The Trustee shall vote the shares of Company Stock not credited to participants' accounts, if any, in accordance with directions received from a fiduciary independent of the Trustee and Disney. The Investment Committee shall appoint such independent fiduciary to exercise such authority. The instructions of the independent fiduciary shall be held in confidence by the Trustee and shall not be divulged to Disney or any officer or employee thereof, or any other person.


     IN WITNESS WHEREOF, the Trustee and Disney have caused this Amendment to be executed by their duly authorized officers effective as of the day and year first above written.


THE WALT DISNEY COMPANY                    FIDELITY MANAGEMENT TRUST COMPANY


By: /s/ Gregory L.  Peterson   1/2/96      By: /s/ John P. O'Reilly, Jr.  1/2/96
    ---------------------------------         ----------------------------------
    Vice President              Date           Vice President              Date